UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 12, 2009

                              CONCORD CAMERA CORP.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          New Jersey                  0-17038               13-3152196
----------------------------        ------------         -------------------
(State or other jurisdiction        (Commission            (IRS Employer
     of incorporation)              File Number)         Identification No.)

         4000 Hollywood Boulevard, North Tower, Hollywood, Florida 33021
         ---------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (954) 331-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02  Departure of Directors or Certain  Officers;  Election of  Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 13, 2009, in connection with the dissolution of the Company, the Company provided written notice to each of Scott L. Lampert, Vice President, General Counsel and Secretary, and Blaine A. Robinson, Vice President - Finance, Treasurer and Assistant Secretary, that their employment agreements with the Company will terminate effective June 30, 2009. Pursuant to the terms of each of the employment agreements, the employment agreements may be terminated by either party for any reason or no reason upon providing 30 days written notice to the other party.

On May 12, 2009, Ronald S. Cooper and Morris H. Gindi, members of the Board of Directors of the Company, each provided notice to the Company that he would resign from the Board of Directors effective May 13, 2009.

(e) On May 15, 2009, the Company entered into a Letter Agreement with Ira B. Lampert pursuant to which Mr. Lampert will continue in his current position as Chairman of the Board, Chief Executive Officer and President of the Company and assume the additional office of Treasurer of the Company after his current employment agreement with the Company expires on July 1, 2009, for the purpose of managing and supervising the liquidation process in which the Company is currently engaged. The Letter Agreement is effective July 1, 2009 and terminates on June 30, 2010, unless extended or renewed by written agreement between Mr. Lampert and the Company on such terms as are mutually agreeable. Mr. Lampert will not receive any salary or other compensation for his employment under the Letter Agreement, but he will be reimbursed for reasonable business expenses in carrying out his duties and responsibilities under the Letter Agreement. Since Mr. Lampert will not receive any salary or other compensation under the Letter Agreement, he is free to become involved in other business activities and transactions. Pursuant to the Letter Agreement, the Company will provide for the indemnification of Mr. Lampert, to the fullest extent permitted by the Company's certificate of incorporation or bylaws or, if greater, the laws of the State of New Jersey, against costs, expenses, liabilities and losses reasonably incurred in connection with his service as a director, officer or employee of the Company. In addition, the Company will continue to maintain a directors' and officers' liability insurance policy covering Mr. Lampert to the extent that the Company provides such coverage for its other directors and executive officers. The Letter Agreement will not affect the respective rights of Mr. Lampert or the Company under the employment agreement expiring on July 1, 2009, including, but not limited to, Mr. Lampert's post-termination salary continuation payments and other benefits. A copy of the Letter Agreement is filed herewith as Exhibit
10.87 and incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective May 12, 2009, the first sentence of Article VI, ss.1, of the By-laws of the Company was amended to reduce the number of required corporate officers in light of the Company's status as a company in dissolution. The amended sentence reads as follows:


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      "The  officers of the  Corporation  shall be a President,  a Secretary,  a
      Treasurer and such other officers, including a Chairman of the Board, a Chief Executive Officer, a Chief Operating Officer, one or more Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers, as the Board of Directors or the Chairman and Chief Executive Officer may deem appropriate."

Prior to its amendment, the first sentence of Article VI, ss.1, of the By-laws of the Company read as follows:

      "The officers of the Corporation shall be a President, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, and such other officers, including a Chairman of the Board, a Chief Executive Officer and a Chief Operating Officer, as the Board of Directors or the Chairman and Chief Executive Officer may deem appropriate."

As a result of the departure of Blaine A. Robinson from the Company on June 30, 2009, Ira B. Lampert was elected Treasurer of the Company effective July 1, 2009 (in addition to his other positions).

Item 8.01 Other Events.

On May 12, 2009, in connection with the Company's status as a company in dissolution, the Board of Directors, upon its determination that it is no longer necessary to maintain an Audit Committee, abolished the Audit Committee.

On May 12, 2009, as a result of the resignations of two directors of the Company's Board of Directors, Ronald S. Cooper and Morris H. Gindi, the Board of Directors reduced the number of directors from five to three. Pursuant to the
Article III, ss.1(a), of the Company's By-laws, the Board of Directors has the power and authority to fix from time to time the number of directors of the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit           Description
No.               of Exhibit
-------           -----------
10.87             Letter Agreement,  dated May 15, 2009,  between Ira B. Lampert and the Company.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            CONCORD CAMERA CORP.

Date: May 15, 2009                          By: /s/ Scott L. Lampert
                                                --------------------------------
                                                Scott L. Lampert, Vice President
                                                General Counsel and Secretary